EXHIBIT 99.1

First Cash Reports Fiscal 2011 Earnings of $2.25 per Share; Net Income Increases 38% Over Prior Year

ARLINGTON, Texas, Jan. 25, 2012 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting revenue, net income and earnings per share for the three months and year ended December 31, 2011. Diluted earnings per share from continuing operations were $0.70 for the fourth quarter and $2.25 for the full fiscal year. Net income from continuing operations increased 21% and 38% for the respective fourth quarter and full-year periods. As a reminder, the Company announced on January 17, 2012, together with its acquisition of 29 full-service pawn stores in Mexico, that guidance for fiscal 2012 earnings from continuing operations is expected to be in the range of $2.65 to $2.70 per share, an increase of 18% to 20% over fiscal 2011.

Earnings Highlights

  Diluted earnings per share from continuing operations for fiscal 2011 were $2.25, a 36% increase compared to $1.65 in 2010.
  Net income from continuing operations for the year increased 38%, totaling $70.9 million, compared to $51.4 million in the prior year.
  Diluted earnings per share from continuing operations for the fourth quarter of 2011 were $0.70, an increase of 25% compared to $0.56 in the fourth quarter of 2010.
  Net income from continuing operations increased by 21% to $21.5 million for the fourth quarter of 2011, compared to $17.8 million in the prior year.
  Total diluted earnings per share, including income from discontinued operations, were $0.70 for the fourth quarter of 2011 and $2.47 for the full year.

Revenue Highlights

  Consolidated 2011 revenue was $521 million, an increase of 23% over the prior year. Fourth quarter revenue increased by 15% over the comparable prior-year period. On a constant currency basis, revenues grew by 22% for the year and 20% for the fourth quarter. Revenue growth rates presented on a constant currency basis are calculated by applying the currency exchange rate from the prior year period to the current year's Mexican peso-denominated revenue.
  Consolidated same-store revenue increased by 13% during 2011. By country, same-store revenue increased by 14% in Mexico and 12% in the United States during fiscal 2011.
  On a product-line basis, fiscal 2011 merchandise sales increased by 28% over the prior year and comprised 66% of total revenues, while revenue from pawn fees increased 20% and comprised 23% of revenue. The store-front retail component of merchandise sales increased by 26% overall for fiscal 2011, led by 31% retail sales growth in Mexico.
  Wholesale scrap jewelry revenues during fiscal 2011 were up 33%, driven primarily by a 26% increase in the average selling price for gold, which averaged $1,511 per ounce during the year, compared to an average of $1,200 per ounce in the prior year.  The total volume of gold scrap jewelry sold in fiscal 2011 increased approximately 2%. The average cost per ounce was $1,124, an increase of 33% over the prior year.

Key Profitability Metrics

  The consolidated net operating margin (pre-tax income) for fiscal 2011 was 21%, compared to 19% for the comparable prior-year period. This is a record fiscal year operating margin for the Company and reflects strong revenue growth coupled with further leveraging of operating expenses.
  Store-level operating profit margins were also at record levels, achieving 30% for fiscal 2011, compared to 29% in the prior year.
  The Company's return on equity for fiscal 2011 was 22%, while its return on assets was 20%. This compares to returns of 20% and 17% in the respective prior-year periods. These represent unlevered returns, as the Company had no outstanding bank debt at year end.
  The growth in pawn receivables of 10% (on a constant currency basis), was partially affected during the second half of 2011 by results in Mexico, where the Company maintained conservative loan-to-value ratios on certain electronic items and continued to limit loan-to-value ratios on gold items relative to local competition.  On a regional basis, year-over-year constant currency loan balance increases of almost 20% in the interior markets of Mexico were offset by decreases of over 8% in northern border markets.  The Company attributes much of this regional loan weakness to the effects of currency fluctuations on customer behavior in these markets and reduced overall consumer traffic patterns in northern Mexico.
  The gross margin on retail merchandise sales was 39% for the fourth quarter and 40% for fiscal 2011. The margin on wholesale scrap jewelry was 35% for the fourth quarter and 34% for fiscal 2011.
  Inventory turns increased slightly to approximately 4.2 times over the past twelve months of fiscal 2011, compared to 4.1 turns in the prior year. Overall inventory levels as a percentage of pawn receivables were in line with historical norms.
  Aged inventories, defined as items held in inventory for more than one year, represented 2% of total inventories at December 31, 2011, and was consistent with the prior year.

Acquisitions

  In November, the Company completed the acquisition of a five-store chain of retail pawn locations in Indianapolis, Indiana. Combined with a previous acquisition in this market earlier in 2011, the Company now has a total of nine stores in Indiana.
  On January 17, 2012 (fiscal 2012), the Company announced the acquisition of a 29-store chain of pawn locations in Mexico. The 29 acquired stores are all large format, full service stores located in two states in western Mexico.
  The Company believes that both acquisitions will be accretive to earnings in 2012.  Transaction costs of approximately $0.01 per share associated with the acquisitions were expensed in the fourth quarter of 2011. The Company expects additional transaction and integration costs of approximately $0.01 per share in the first quarter of 2012.

New Store Openings

  A total of 13 pawn stores were added during the fourth quarter of 2011.  For the full year, 82 pawn stores were added, of which 61 were in Mexico and 21 were in the U.S.  As of December 31, 2011, the Company operated a total of 678 stores, of which 570 were pawn stores.
  During the first three weeks of 2012, the Company opened 14 new stores and completed the 29-store acquisition in Mexico, resulting in 43 year-to-date additions. Including these fiscal 2012 additions, the Company now operates 721 stores, of which 489 are in Mexico and 232 are in the U.S.

Financial Position & Liquidity

  EBITDA from continuing operations totaled $119 million for fiscal 2011, an increase of 31% over the comparable prior-year period. EBITDA margins were 23% for fiscal 2011 compared to 21% in the prior year. Free cash flow for fiscal 2011 was $46.2 million, compared to $31.6 million in the prior year. EBITDA and free cash flow are defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.
  Cash balances increased to $70 million at December 31, 2011, compared to $67 million at the same time last year. During the year, the Company utilized operating cash flows to invest $29.0 million in capital expenditures, repurchased 1.4 million shares of Company common stock for $55.3 million, and paid $7.8 million for pawn store acquisitions.
  On December 15, 2011, the Company announced that its Board of Directors authorized a new program for the repurchase of up to 1.5 million shares of common stock. Under previously completed share repurchase programs over the past seven years, the Company has repurchased a total of 8.2 million shares.
  At December 31, 2011, the Company had no amounts outstanding on its $25 million unsecured revolving credit facility, and no other interest-bearing debt was outstanding.
  On a year-over-year basis, total shareholder equity increased by 6% and total assets increased by 4%. The ratio of total liabilities to stockholders' equity was 0.1 to 1.

Fiscal 2012 Outlook

  On January 17, 2012, the Company issued its fiscal 2012 earnings outlook. The Company anticipates earnings from continuing operations to be in the range of $2.65 to $2.70 per diluted share, representing an 18% to 20% projected earnings increase over fiscal 2011.
  For fiscal 2012, the Company anticipates opening approximately 80 to 90 new stores in addition to the 29 stores already acquired this month, for a total full-year increase of approximately 110 to 120 stores.  Over 100 of the expected fiscal 2012 additions will be in Mexico, with the remainder in the U.S. (primarily Texas). All of the anticipated 2012 store openings will be large format pawn stores. Due to the large number of new store openings in early 2012 versus the prior year, the Company expects an incremental earnings reduction of approximately $0.04 per diluted share. As a reminder, new store openings are dilutive to earnings for approximately six to nine months from the store opening date.
  The earnings guidance for fiscal 2012 also assumes a Mexican peso to U.S. dollar exchange rate of approximately 13.7 to 1, which is reflective of the current exchange rate environment, compared to the fiscal 2011 average rate of 12.4 to 1.  This change in the exchange rate effectively reduced the fiscal 2012 earnings per share guidance by approximately $0.05 to $0.06 per share.
  Approximately 91% to 92% of 2012 revenues will be derived from pawn operations, with the remainder expected to be derived from consumer loan and credit services operations.

Commentary & Analysis

Mr. Rick Wessel, First Cash's Chief Executive Officer, commented on the Company's financial and operating results, "We are pleased to announce our 2011 results, a year in which we posted record revenues, earnings per share and a 38% increase in net income.  We are proud of these accomplishments, which are a result of our focused strategy and the ability of our store associates, managers and support staff to deliver these outstanding results."

First Cash achieved several important milestones in 2011. Among them, the Company's consolidated revenues exceeded $500 million for the first time in history. Similarly, EBITDA and pre-tax income both exceeded $100 million for the first time at $119 million and $108 million, respectively. The Company also achieved record profit margins in 2011, as store level profits attained 30% for the first time, while the pre-tax operating margin reached a record 21%. Additionally, the Company's return on assets reached 20% for the first time in 2011.

With the addition of 82 stores, unit growth during 2011 was also at a record level. Including the 29-store acquisition completed in early January of fiscal 2012, the Company surpassed the 700-store mark. The current store count of 721 locations has increased 20% since the beginning of 2011.   Finally, the Company achieved another significant milestone in 2011 with its market capitalization exceeding $1 billion for the first time in Company history.

In further discussing the full year and fourth quarter results, Mr. Wessel noted, "The fundamental demand for micro credit products for credit-constrained consumers remains strong, as does the demand for buying and selling value-priced electronics, tools and jewelry. The important fourth quarter merchandise sales results were solid and in line with our expectations.  Year-over-year growth in pawn revenue and receivables remained especially strong in the U.S., and we remain very positive on the long-term product demand and our ability to command market share in the U.S. and Mexico. In addition, we maintained our cost controls as fourth quarter store operating expenses declined from 25% in 2010 to 23% in 2011 as a percentage of revenue."

Mr. Wessel also discussed the recently completed 29-store acquisition, stating, "We are excited about entering new markets with the addition of these stores, as we further advance our significant leadership position in Mexico. The acquired operation has a strong presence in each of its operating territories and provides us a valuable entry point into these additional markets in western Mexico.  All of the stores are large format locations, similar to our existing First Cash stores, which support both lending and retail operations for jewelry and a wide variety of hard good items.

The significant investment in acquisitions and new stores continues to be funded primarily through operating cash flows, and we have increased earnings growth despite the additional expense from the accelerated store additions. The Company's balance sheet and cash flows continue to be strong. Even with the funding for the significant growth in pawn loans and store additions, the Company repurchased over $55 million of its stock during 2011."

In summary, Mr. Wessel said, "We believe that First Cash remains well-positioned to deliver continued profitability and earnings growth.  Our business model has proven to be profitable across business cycles and our operating cash flows should continue to support growth through accelerating store expansion and acquisition activity. In addition, our significant liquidity provides us tremendous strategic flexibility, including the ability to further invest in growth. We are optimistic about our future and remain committed to increasing shareholder value."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity, cash flow, consumer demand for the Company's products and services, currency exchange rates, future share repurchases and the impact thereof, completion of disposition transactions and expected gains from the sale of such operations, earnings from acquisitions, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate.  Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting consumer loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its 613 retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small customer loans secured by pledged personal property. The Company's 108 consumer loan locations provide various combinations of financial services products, including consumer loans, check cashing and credit services. In total, the Company owns and operates 721 stores in eight U.S. states and 23 states in Mexico.

First Cash was named by Fortune Magazine as one of America's 100 fastest growing companies for 2011. First Cash is also a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

STORE COUNT ACTIVITY
The following table details store openings and closings for the three months ended December 31, 2011:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
United States:
Total locations, beginning of period	124	25	76	225
New locations opened or acquired	8	--	--	8
Locations closed or consolidated	--	--	(2)	(2)
Total locations, end of period	132	25	74	231

Mexico:
Total locations, beginning of period	389	19	34	442
New locations opened or acquired	5	--	--	5
Total locations, end of period	394	19	34	447

Total:
Total locations, beginning of period	513	44	110	667
New locations opened or acquired	13	--	--	13
Locations closed or consolidated	--	--	(2)	(2)
Total locations, end of period	526	44	108	678

(1) The large format locations include retail showrooms and accept a broad array of pawn collateral including jewelry, electronics, appliances, tools and other consumer hard goods. At December 31, 2011, 79 of the U.S. large format pawn stores also offered consumer loans or credit services products.
(2) The small format locations typically have limited retail operations and accept primarily jewelry and small electronic items as pawn collateral. At December 31, 2011, all of the Texas and Mexico small format pawn stores also offered consumer loans or credit services products.
(3) The U.S. consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores in the state of Texas.

The following table details store openings and closings for the twelve months ended December 31, 2011:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
United States:
Total locations, beginning of period	111	24	91	226
New locations opened or acquired	20	1	--	21
Store format conversions	1	--	(1)	--
Locations closed or consolidated	--	--	(6)	(6)
Discontinued operations	--	--	(10)	(10)
Total locations, end of period	132	25	74	231

Mexico:
Total locations, beginning of period	333	20	33	386
New locations opened or acquired	61	--	--	61
Store format conversions	--	(1)	1	--
Total locations, end of period	394	19	34	447

Total:
Total locations, beginning of period	444	44	124	612
New locations opened or acquired	81	1	--	82
Store format conversions	1	(1)	--	--
Locations closed or consolidated	--	--	(6)	(6)
Discontinued operations	--	--	(10)	(10)
Total locations, end of period	526	44	108	678

(1) The large format locations include retail showrooms and accept a broad array of pawn collateral including jewelry, electronics, appliances, tools and other consumer hard goods. At December 31, 2011, 79 of the U.S. large format pawn stores also offered consumer loans or credit services products.
(2) The small format locations typically have limited retail operations and accept primarily jewelry and small electronic items as pawn collateral. At December 31, 2011, all of the Texas and Mexico small format pawn stores also offered consumer loans or credit services products.
(3) The U.S. consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands, except for share amounts)
Revenue:
Merchandise sales	$ 101,390	$ 83,600	$ 344,855	$ 269,909
Pawn loan fees	31,056	29,427	122,333	102,145
Consumer loan and credit services fees	13,855	14,226	53,048	50,187
Other revenue	233	253	1,066	1,021
Total revenue	146,534	127,506	521,302	423,262

Cost of revenue:
Cost of goods sold	63,163	49,502	213,453	162,045
Consumer loan and credit services loss provision	3,822	4,227	12,888	13,757
Other cost of revenue	56	36	211	157
Total cost of revenue	67,041	53,765	226,552	175,959

Net revenue	79,493	73,741	294,750	247,303

Expenses and other income:
Store operating expenses	33,260	32,107	130,294	115,994
Administrative expenses	11,329	11,298	45,382	40,522
Depreciation and amortization	2,721	2,864	11,014	10,451
Interest expense	30	44	135	391
Interest income	(57)	(52)	(278)	(97)
Total expenses and other income	47,283	46,261	186,547	167,261

Income from continuing operations before income taxes	32,210	27,480	108,203	80,042

Provision for income taxes	10,738	9,728	37,338	28,668

Income from continuing operations	21,472	17,752	70,865	51,374

Income (loss) from discontinued operations,
net of tax	(17)	1,804	6,917	6,284
Net income	$ 21,455	$ 19,556	$ 77,782	$ 57,658

Basic income per share:
Income from continuing operations (basic)	$ 0.71	$ 0.58	$ 2.31	$ 1.70
Income from discontinued operations (basic)	--	0.06	0.22	0.20
Net income per basic share	$ 0.71	$ 0.64	$ 2.53	$ 1.90

Diluted income per share:
Income from continuing operations (diluted)	$ 0.70	$ 0.56	$ 2.25	$ 1.65
Income from discontinued operations (diluted)	--	0.06	0.22	0.21
Net income per diluted share	$ 0.70	$ 0.62	$ 2.47	$ 1.86

Weighted average shares outstanding:
Basic	30,076	30,712	30,706	30,266
Diluted	30,854	31,666	31,498	31,058

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,
	2011	2010
	(in thousands)
ASSETS

Cash and cash equivalents	$ 70,296	$ 67,240
Pawn loan fees and service charges receivable	10,842	10,446
Pawn loans	73,287	70,488
Consumer loans, net	858	995
Inventories	44,412	47,406
Other current assets	10,783	8,423
Total current assets	210,478	204,998

Property and equipment, net	73,451	58,425
Goodwill, net	70,395	68,595
Other non-current assets	2,772	2,668
Non-current assets of discontinued operations	--	7,760
Total assets	$ 357,096	$ 342,446

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of notes payable	$ --	$ 465
Accounts payable and accrued liabilities	25,629	27,730
Income taxes payable and deferred taxes payable	9,776	6,427
Total current liabilities	35,405	34,622

Notes payable, net of current portion	--	1,386
Deferred income tax liabilities	6,319	8,434
Total liabilities	41,724	44,442

Stockholders' equity	315,372	298,004
Total liabilities and stockholders' equity	$ 357,096	$ 342,446

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended December 31, 2011, as compared to the three months ended December 31, 2010 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	December 31,				Constant Currency
	2011	2010	Increase/(Decrease)		Basis
United States revenue:
Retail merchandise sales	$ 23,326	$ 19,943	$ 3,383	17%	17%
Scrap jewelry sales	16,147	10,120	6,027	60%	60%
Pawn loan fees	14,245	12,475	1,770	14%	14%
Credit services fees	12,797	12,950	(153)	(1)%	(1)%
Consumer loan fees	34	16	18	113%	113%
Other revenue	233	253	(20)	(8)%	(8)%
	66,782	55,757	11,025	20%	20%

Mexico revenue:
Retail merchandise sales	44,880	40,745	4,135	10%	21%
Scrap jewelry sales	17,037	12,792	4,245	33%	33%
Pawn loan fees	16,811	16,952	(141)	(1)%	9%
Consumer loan fees	1,024	1,260	(236)	(19)%	(11)%
	79,752	71,749	8,003	11%	20%

Total revenue:
Retail merchandise sales	68,206	60,688	7,518	12%	20%
Scrap jewelry sales	33,184	22,912	10,272	45%	45%
Pawn loan fees	31,056	29,427	1,629	6%	11%
Credit services fees	12,797	12,950	(153)	(1)%	(1)%
Consumer loan fees	1,058	1,276	(218)	(17)%	(9)%
Other revenue	233	253	(20)	(8)%	(8)%
	$ 146,534	$ 127,506	$ 19,028	15%	20%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the twelve months ended December 31, 2011, as compared to the twelve months ended December 31, 2010 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Twelve Months Ended
	December 31,				Increase/(Decrease) Constant Currency
	2011	2010	Increase/(Decrease)		Basis
United States revenue:
Retail merchandise sales	$ 82,508	$ 70,980	$ 11,528	16%	16%
Scrap jewelry sales	56,134	39,416	16,718	42%	42%
Pawn loan fees	52,098	44,071	8,027	18%	18%
Credit services fees	48,170	45,384	2,786	6%	6%
Consumer loan fees	193	178	15	8%	8%
Other revenue	1,064	1,009	55	5%	5%
	240,167	201,038	39,129	19%	19%

Mexico revenue:
Retail merchandise sales	154,300	117,556	36,744	31%	29%
Scrap jewelry sales	51,913	41,957	9,956	24%	24%
Pawn loan fees	70,235	58,074	12,161	21%	19%
Consumer loan fees	4,685	4,625	60	1%	--
Other revenue	2	12	(10)	(83)%	(84)%
	281,135	222,224	58,911	27%	25%

Total revenue:
Retail merchandise sales	236,808	188,536	48,272	26%	24%
Scrap jewelry sales	108,047	81,373	26,674	33%	33%
Pawn loan fees	122,333	102,145	20,188	20%	19%
Credit services fees	48,170	45,384	2,786	6%	6%
Consumer loan fees	4,878	4,803	75	2%	--
Other revenue	1,066	1,021	45	4%	4%
	$ 521,302	$ 423,262	$ 98,040	23%	22%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active CSO credit extensions from an independent third-party lender as of December 31, 2011, as compared to December 31, 2010 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

	Balance at				Increase/(Decrease)
	December 31,				Constant Currency
	2011	2010	Increase/(Decrease)		Basis
United States:
Pawn loans	$ 41,121	$ 35,319	$ 5,802	16%	16%
CSO credit extensions held by
independent third-party (1)	15,147	14,296	851	6%	6%
Other	63	39	24	62%	62%
	56,331	49,654	6,677	13%	13%

Mexico:
Pawn loans	32,166	35,169	(3,003)	(9)%	3%
Other	795	956	(161)	(17)%	(6)%
	32,961	36,125	(3,164)	(9)%	3%

Total:
Pawn loans	73,287	70,488	2,799	4%	10%
CSO credit extensions held by
independent third-party (1)	15,147	14,296	851	6%	6%
Other	858	995	(137)	(14)%	(3)%
	$ 89,292	$ 85,779	$ 3,513	4%	9%

Pawn inventories:
U.S. pawn inventories	$ 23,745	$ 19,730	$ 4,015	20%	20%
Mexico pawn inventories	20,667	27,676	(7,009)	(25)%	(16)%
	$ 44,412	$ 47,406	$ (2,994)	(6)%	(1)%

(1) CSO amounts are comprised of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA and constant currency results are significant components in understanding and assessing the Company's financial performance. Since free cash flow, EBITDA and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Earnings Before Interest, Taxes, Depreciation and Amortization

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (in thousands):

	Twelve Months Ended
	December 31,
	2011	2010

Income from continuing operations	$ 70,865	$ 51,374
Adjustments:
Income taxes	37,338	28,668
Depreciation and amortization	11,014	10,451
Interest expense	135	391
Interest income	(278)	(97)
Earnings from continuing operations before interest, taxes,
depreciation and amortization	$ 119,074	$ 90,787

EBITDA margin calculated as follows:
Total revenue from continuing operations	$ 521,302	$ 423,262
Earnings from continuing operations before interest, taxes,
depreciation and amortization	119,074	90,787
EBITDA as a percentage of revenue	23%	21%

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and consumer loans. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (in thousands):

	Twelve Months Ended
	December 31,
	2011	2010
Cash flow from operating activities, including discontinued operations	$ 80,375	$ 73,645
Cash flow from investing activities:
Pawn and consumer loans	(5,208)	(23,648)
Purchases of property and equipment	(28,974)	(18,385)
Free cash flow	$ 46,193	$ 31,612

Constant Currency

Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP.  The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (December 31, 2010) of 12.4 to 1 was used, compared to the current end of period (December 31, 2011) exchange rate of 14.0 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended December 31, 2010 was 12.4 to 1, compared to the current-quarter rate of 13.6 to 1. The average exchange rate for the prior-year twelve-month period ended December 31, 2010 was 12.6 to 1, compared to the current year-to-date rate of 12.4 to 1.

CONTACT: Rick Wessel, Chairman and Chief Executive Officer
         Doug Orr, Executive Vice President and Chief Financial Officer
         Phone:  (817) 505-3199
         Email:  investorrelations@firstcash.com
         Website:  www.firstcash.com